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                              EXHIBIT 23.2


                               Consent of
                     Hacker, Johnson, Cohen & Grieb




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                          Accountants' Consent




PSB BancGroup, Inc.
Lake City, Florida:

          We consent to the use of our report dated June 1, 1998 on the balance sheet of PSB BancGroup, Inc. as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the period from June 30, 1997 to December 31, 1997, included in the Prospectus of the Post Effective Amendment No. 1 to Registration Statement of PSB BancGroup, Inc. on Form SB-2 and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ Hacker, Johnson, Cohen, & Grieb PA

HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
November 25 , 1998